Exhibit 99.1

Arden Group, Inc.

CONTACT:	David M. Oliver Chief Financial Officer

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA  November 11, 2003 – Arden Group, Inc. today released its sales and income figures for the third quarters ended September 27, 2003 and September 28, 2002, respectively.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256      (310) 638-2842

2020 South Central Avenue, Compton, California 90220    FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
THIRD QUARTER REPORT

		(Unaudited)
		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In Thousands, Except Share and Per Share Data)			(Restated)(d)		(Restated)(d)
		September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Sales	(a)	$101,898	$98,207	$303,505	$297,477

Operating income	(b)	4,671	5,059	13,429	16,590
Interest, dividend and other income (expense), net	(c)	366	373	1,831	827

Income before income taxes		5,037	5,432	15,260	17,417
Income tax provision		2,052	2,214	6,215	7,097

Net income		$2,985	$3,218	$9,045	$10,320

Net income per common share:
Basic		$.88	$.96	$2.68	$3.08

Diluted		$.88	$.95	$2.68	$3.07

Weighted average common shares outstanding:
Basic		3,380,625	3,361,069	3,378,908	3,352,874

Diluted		3,382,016	3,371,691	3,380,255	3,364,192

(a)                                  During the third quarter and first nine months of 2003, same store sales rose 3.8% and 2.0%, respectively, over the same periods of 2002.  The increase in sales reflects the positive impact of newer stores gaining acceptance, remodel activity and product pricing decisions.

(b)                                 The decline in operating income primarily results from increases in workers’ compensation premiums, multi-employer union pension contributions and health and welfare benefit payments.  During the third quarter and first nine months of 2003, these costs increased approximately $1,100 and $4,300, respectively, over the prior year.

(c)                                  Other income (expense) includes net gains realized on investments of $105 in the third quarter of 2002.  On a year to date basis, the Company incurred net gains (losses) on the sale of investments of $843 and ($239) for 2003 and 2002, respectively.

(d)                                 The Company’s financial statements for the thirteen and thirty-nine weeks ended September 28, 2002 have been restated to reflect rental expense and income on a straight-line basis for leases having fixed rent increases. The Company had previously recorded rental expense and income as incurred.

Arden Group, Inc.
2020 South Central Avenue, Compton, California 90220
Telephone:  (310) 638-2842  Facsimile:  (310) 631-0950